UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 26, 2010

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 26, 2010, Ferro Corporation (the "Company") amended its senior credit facility by entering into the First Amendment to Second Amended and Restated Credit Agreement among the Company; Credit Suisse, Cayman Islands Branch, as term loan administrative agent; PNC Bank, National Association, as revolving loan administrative agent; National City Bank, as collateral agent; and various other financial institutions (the "Credit Agreement First Amendment").

The primary effects of the Credit Agreement First Amendment are to:
1. Amend the permitted indebtedness provisions of the senior credit facility to permit the issuance of up to $300,000,000 of unsecured Senior Notes of the Company;
2. Exclude swap breakage costs incurred in connection with a prepayment of term loans from the calculation of EBITDA and, as a result, the fixed charge coverage ratio and the leverage ratio;
3. Amend the mandatory repayment provisions of the senior credit facility to require that the net proceeds of the issuance of Senior Notes be used to prepay any term loans outstanding under the Company’s senior credit facility and then to repay outstanding revolving loans. Any remaining net proceeds may be used by the Company for general corporate purposes; and
4. Amend the definition of "change of control" in the senior credit facility to include any change of control, as defined in the instruments governing the Senior Notes, for so long as any Senior Notes are outstanding.

The foregoing summary is qualified in its entirety by reference to the text of the First Amendment to Second Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1: First Amendment to Second Amended and Restated Credit Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

July 27, 2010	By:	Thomas R. Miklich

Name: Thomas R. Miklich
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Second Amended and Restated Credit Agreement